EXHIBIT 99.1

Press Release Issued by Two Rivers Water & Farming Company and GrowCo, Inc.

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GrowCo Cannabis Greenhouse Nears Completion and Signs First Tenant

Raises $3,000,000 to Launch Grower Services Subsidiary

Two Rivers to Begin Growing Hemp as a Rotation Crop

DENVER, Colorado – May 6, 2015 – GrowCo, Inc., a Colorado corporation (“GrowCo”) and majority owned subsidiary of Two Rivers Water & Farming Company (“Two Rivers” OTCQB: TURV) announced today thatGrowCoexpects to receive a certificate of occupancy for its first greenhouse facility within 45 days.  The facility has a 91,000 sq ft greenhouse and 15,000 sq ft processing warehouse.

Upon completion, the projectwill be the largest modern cannabisgreenhouse growing facility in Colorado.  The greenhouse has been leased to Suncanna, LLC, a newly formed Colorado limited liability company, whose principals have over twenty years experience in modern commercial greenhouse growing.

GrowCo greenhouses provide licensed growers with an environmentally friendly computer controlled natural growing system.  The greenhouses feature a specialized poly cover, which allows a maximum throughput of diffused natural UV-B sunlight for optimal plant growth, automated opening roofs to control humidity and automated water-based evaporative cooling and floor heating systems to control temperature.  Computer sensors also automatically control amounts dispersed of irrigation water and natural plant nutrients. GrowCo greenhouses fully capture and recycle their water in a self-contained, self-cleaning system. The processing warehouse contains a state-of-the-art environmental control chamber for curing and a tissue culture lab that allows harvesting and storing of the DNA and cells of plants, thus providing optimal strain development, preservation and control, whichisan additional technological growing advantage.

Through modern technology, GrowCo greenhouses are able to maintain ambient air temperatures at 70° to 80° year round and relative humidity below 25%, thereby promoting maximum growth with increased and consistent levels of THC and CBD, while diminishing the need for harsh chemical fungicides.  This represents a significant advantage over the majority of grow operations serving the $700 million per year marijuana market in Colorado.

GrowCo expects to begin building its second greenhouse in July of this year and to construct a total of four greenhouses on its 160-acre tract of land in Pueblo County, Colorado within the next 18 months. When completed, GrowCo will lease to growers a total of 360,000 sq ft of greenhouse space and 60,000 sq ft of processing facilities.  GrowCo builds its greenhouses for $45 sq ft and leases its greenhouse systems for $20 sq ft annually.  When compared to converted warehouses, initial trials indicate growers will have the ability to grow up to 200% more product per square foot at half the cost.  The value proposition for licensed growers is a much lower cost per pound, for Two Rivers’ shareholders a significantly higher return on investment and for cannabis consumers a substantially lower cost, higher quality, naturally grown product.

Two Rivers founded GrowCo in May 2014 and has provided GrowCo with early stage management and start up capital. Two Rivers announced it has closed $3,000,000, as the first phase of a $5,000,000 capital raise, for GrowCo to launch a wholly owned grower services subsidiary.  The subsidiary will provide licensed growers who lease GrowCo greenhouses with business development services such as financing, accounting, security and transportation services.  GrowCo is now receiving unsolicited inquiries from parties in other states regarding GrowCo turnkey cannabis greenhouse solutions.

Two Rivers has arranged over $7,500,000 in development capital for GrowCo since January this year.  Two Rivers will continue to provide management services and arrange capital investment for GrowCo.  In exchange for its management services and sale of land and water to GrowCo, Two Rivers receives a 50% equity ownership in each greenhouse, in addition to owning the majority of GrowCo shares.

John McKowen, CEO of Two Rivers and interim CEO of GrowCo, stated, “In 2015, we will expand our irrigated fruit & vegetable farming operations by 100%.  Even with that expansion, we expect 80% of our revenues and earnings will come from GrowCo operations over the next several years.  Two Rivers will remain the majority owner of GrowCo common stock even if we take the company public, which expect to do some time in late 2016 or early 2017.  In addition, with the expected change in the hemp laws in Colorado, we will begin growing hemp as a rotation crop.”

About GrowCo

GrowCo is a majority owned subsidiary of Two Rivers Water & Farming Company, (OTCQB: TURV).  GrowCo provides state-of-the-art computer-controlled greenhouses for licensed marijuana growers throughout the United States.  GrowCo also provides advisory, financing, development and operational services for its licensed marijuana greenhouse tenants.  GrowCo is not a licensed marijuana grower or retailer.  GrowCo does not “touch the plant” and only provides greenhouses and business development services for licensed marijuana tenants.  Progress on GrowCo greenhouse construction projects can be viewed at trgrowco.com.

About Two Rivers

Two Rivers Water & Farming Company, (OTCQB: TURV) is building a new water paradigm for the arid regions of the southwestern United States.  Two Rivers acquires water assets by acquiring irrigated farmland with senior water rights.  Two Rivers transforms the value of water rights and farmland by converting grain operations to fruit and vegetable operations, which generate higher revenues and better profit margins. Two Rivers also looks for other economic uses that generate higher revenues and earning such as the GrowCo greenhouses and Metropolitan Districts,which serve communities in rural areas where Two Rivers’ farmland and water rights are located.Progress on Two Rivers farming operations can be viewed at http://www.2riverswater.com/.

This news release contain "forward-looking statements," as that term is defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Statements that are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future.  Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with developing and acquiring land and water resources.  There can be no assurance GrowCo will be able to initiate and operate its grow facilities in accordance with its business plans or will be able to register its securities for public resale in the time frame currently targeted or at all.  These forward-looking statements are made as of the date of this news release, and neither Two Rivers nor GrowCo assumes any obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements.

Contact:

Two Rivers Water & Farming Company

GrowCo, Inc.(303) 222-1000

mailto:info@2riverswater.commailto:info@trgrowco.com

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